UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SD
SPECIALIZED DISCLOSURE REPORT

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Summer Street, Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

William P. Burke Executive Vice President, Chief Financial Officer (781) 848-7100
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

SECTION 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, Haemonetics Corporation (the “Company”) has filed this Form SD for the reporting period from January 1, 2020 to December 31, 2020.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available at http://www.haemonetics.com/about-us/corporate-responsibility/our-products/conflict-minerals-statement.

Item 1.02 Exhibit
Item 2.01 of this Form SD is incorporated by reference into this Item 1.02.

SECTION 2 - Exhibits
Item 2.01 Exhibits
(a) Exhibits

Exhibit Number	Description
1.01	Conflict Minerals Report of Haemonetics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

Date: May 28, 2021	By:	/s/ William P. Burke
	Name:	William P. Burke
	Title:	Executive Vice President, Chief Financial Officer